EXHIBIT 99.2

Allscripts Healthcare Solutions Contacts:

Bill Davis                                                                                                                                                Dan Michelson
Chief Financial Officer                                                                                                                             Vice President of Marketing
847-680-3515, Ext. 282                                                                                                                         847-680-3515, Ext. 4330
bill.davis@allscripts.com                                                                                                                         dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Healthcare Solutions To Acquire RxCentric Inc. Assets

Physicians Interactive to Add Clients, Technology, and Personnel

CHICAGO, IL - July 16, 2003 -- Allscripts Healthcare Solutions (NASDAQ: MDRX), the leading provider of clinical software and information solutions focused on physicians, announced today their agreement to acquire substantially all of the assets of New York City-based RxCentric Inc., a leading provider of technology-enabled sales and marketing solutions for the pharmaceutical industry. The acquisition will enable AHS to increase sales capacity, expand its product offering, gain a number of new client relationships and assume a solid base of international business in eight countries. In addition, AHS will acquire a database of approximately 50,000 physicians, as well as new technology products and services, all of which AHS will integrate into its Physicians Interactive™ (PI) business unit.

The acquisition will provide immediate and long-term benefits for PI. RxCentric brings a number of highly skilled sales professionals and additional revenue that accelerates and strengthens PI's operations. Integrating the additional physicians in RxCentric's database will improve PI's ability to recruit physicians to participate in interactive programs, resulting in greater program efficiency. RxCentric's technologies, which provide robust multimedia capabilities, will complement the PI portfolio of solutions, shortening development time and expanding the reach to physicians while meeting the needs of clients who require both types of messaging. Key RxCentric partnerships and alliances in the U.S. and Europe will enhance PI's domestic and emerging international market operations.

"RxCentric's existing client base, international presence, multimedia format, and experienced team further establish PI as the clear market leader in this sector," stated Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. "The demand from pharmaceutical companies for effective physician communication channels continues to offer a very significant market opportunity."

The deal also provides additional brand access within a number of existing PI accounts. Through this acquisition, RxCentric brings relationships with different divisions at those shared clients, as well as with new clients, helping PI to expand its presence and market share.

"We're pleased to join the Physicians Interactive team, combining our complementary visions of the marketplace and client relationships," commented Richard Findlay, President and Chief Executive Officer of RxCentric, who will join PI as its head of worldwide sales and marketing operations. "The added technology and experienced pharmaceutical professionals of RxCentric will strengthen PI sales and marketing solutions."

Following the acquisition, PI will continue to support existing RxCentric products, services, and relationships. AHS expects to complete the asset purchase during the third quarter of this year. AHS agreed to acquire substantially all of the assets of RxCentric for $4.5 million in cash and assumed liabilities. RxCentric has the ability to earn up to $1.8 million in additional consideration if certain performance targets are met during the year following the close.

About RxCentric Inc.
RxCentric Inc. (www.rxcentric.com) is a leading provider of technology-enabled sales and marketing solutions for the life sciences industry providing customized and targeted online product marketing capability that extends the reach and frequency of existing offline marketing and sales activities. RxCentric works with life sciences clients in North America and Europe, and has an international venture with Zestica, a Europe-based life sciences strategic consulting firm. RxCentric Inc. is a privately held company headquartered in New York.

About Physicians Interactive
Physicians Interactive is the market leader in interactive solutions that connect pharmaceutical companies with physicians. With the PI e-Detailing solution, PI uses interactive programmed learning techniques along with sequential messaging to ensure comprehension of consistent and substantive product information. Physicians Interactive also markets PI Convention™, PI OpinionLeader™ and PI Survey™ solutions. Each PI solution leverages PI's physician relationships, experience, and technology platform to deliver effective and physician-trusted programs. Physicians Interactive is a business unit of Allscripts Healthcare Solutions. Visit PI on the Web at www.e-detailing.com or call 1-800-794-6757.

About Allscripts Healthcare Solutions
Allscripts Healthcare Solutions is the leading provider of clinical software and information solutions for physicians. The Company's TouchWorks™ software is a modular electronic medical record that enhances physician productivity using a wireless handheld device, Tablet PC, or desktop workstation to automate the most common physician activities including prescribing, capturing charges, dictating, ordering labs and viewing results, providing patient education, and documenting clinical encounters. Additionally, AHS provides patient compliance and healthcare product education services for physicians through its Physicians Interactive™ business and also provides medication fulfillment services. AHS provides software and services to over 20,000 physicians across the U.S.

Strategic partners include IDX Systems (NASDAQ: IDXC); IMS Health (NYSE: RX); Microsoft (NASDAQ: MSFT); Hewlett-Packard Company; and Medco Health.

Physicians Interactive, PI e-Detailing, PI Convention, PI OpinionLeader, PI Survey, and TouchWorks are trademarks of Allscripts Healthcare Solutions. Visit AHS on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts' beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts' actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company's 2002 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

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